EXHIBIT 99.1

NEWS RELEASE November 20. 2007	First Citizens Banc Corp
First Citizens Banc Corp (FCZA), Sandusky, Ohio, announced today that David A. Voight has notified it of his intention to retire as President and CEO of the company effective December 19, 2007. Mr. Voight joined The Citizens Banking Company, a company subsidiary, in 1985 and was elected its President in 1992. He has served as President of the company for the last 16 years. Mr. Voight will continue to hold a seat on the company’s Board of Directors and will assume the role of Chairman effective January 1, 2008.
James O. Miller, 55, has been named President and CEO of First Citizens Banc Corp effective upon Mr. Voight’s retirement. Mr. Miller began his employment with The Citizens Banking Company in 1986. He served it as Senior Vice President from 1992 to 1997 and Executive Vice President from 1998 to 2002. In 2002, Mr. Miller succeeded Mr. Voight as President of the bank subsidiary and was named its CEO in 2005. He has also acted as Executive Vice President of First Citizens since 1998. Mr. Miller will retain his positions as President and CEO of The Citizens Banking Company.